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The Board of Directors
The Home Depot, Inc.:

We consent to incorporation by reference in the registration statements (No.'s 333-61733, 333-56207, 33-46476, 33-22531, 33-22299, 33-58807, 333-16695,
333-01385) on Form S-8 and (No. 333-03497) on Form S-3 of The Home Depot, Inc. of our report dated March 12, 1999, relating to the consolidated balance sheets of The Home Depot, Inc. and subsidiaries as of January 31, 1999 and February 1, 1998, and the related consolidated statements of earnings, stockholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended January 31, 1999, which report is incorporated by reference in the January 31, 1999, annual report on Form 10-K of The Home Depot, Inc.




/s/ KPMG LLP

Atlanta, Georgia
April 16, 1999